Exhibit 99.1

RADIANT LOGISTICS EXPANDS CREDIT CAPACITY

Replaces existing facility with new expanded US $75 Million Senior Credit Facility;

Receives Commitment for CAD $10.0 Million Term Loan

BELLEVUE, WA   June 14, 2017 – Radiant Logistics, Inc. (the “Company”) (NYSE MKT: RLGT) today announced that it has secured a new US$75.0 million senior secured revolving cross-border credit facility (the “Senior Facility”) with Bank of America, N.A. and Bank of Montreal (the “Lenders”). The Senior Facility replaces the Company’s US$65.0 million credit facility and provides it with lower interest costs, less restrictive financial and operational covenants, and includes a $50.0 million accordion feature to support future acquisition opportunities. Advances under the Senior Facility are available to fund future acquisitions, capital expenditures or for other corporate purposes, including, if warranted at the time, the repurchase of the Company’s common stock and/or $21.0 million redeemable perpetual preferred stock which is callable by the Company, at its option, starting in December of 2018.

Under the terms of the new Senior Facility, borrowings accrue interest at the Company’s option, at the Lenders’ base rate plus 0.25% or LIBOR plus 1.25%, and can be subsequently adjusted based on the Company’s excess availability under the facility at the Lenders’ base rate plus 0.25% to 0.75% or LIBOR plus 1.25% to 1.75%.

The Senior Facility carries a five year term and is collateralized by accounts receivable and other assets of the Company and its subsidiaries, and provides for advance rates of up to 85% of eligible domestic accounts receivable and, subject to certain sub-limits, provides for advance rates of up to 75% of eligible accrued but unbilled receivables and eligible foreign accounts receivable. For general borrowings under the Senior Facility, the Company is subject to a single financial covenant which requires it to maintain a fixed charge coverage ratio of 1.0 to 1.0 if, and only if, net availability under the Senior Facility falls below $10.0 million. Additional minimum availability requirements and financial covenants apply in the event the Company seeks to use advances under the Senior Facility to pursue acquisitions or repurchase its common stock and/or $21.0 million redeemable perpetual preferred stock. Under the terms of the Senior Facility, as of April 30, 2017, the Company had gross availability of approximately $58.9 million, advances of $13.4 million, stand-by letters of credit of $0.4 million and net availability of approximately $45.1 million.

Concurrent with new Senior Facility, the Company also secured a commitment for an additional CAD$10.0 million senior secured Canadian term loan from Integrated Private Debt Fund V LP (the “IPD V Term Loan”) that is expected to close in the next 15 days.  The proceeds from the IPD V Term Loan will effectively replenish the Company’s U.S. Senior Facility which had been used as a bridge to finance its acquisition of Lomas Logistics earlier this year. The IPD V Term Loan will amortize monthly over a seven year period and carries an interest rate of 6.65%.

"We are very pleased to announce our new US$75.0 million senior facility with Bank of America and BMO,” said Bohn Crain, Founder and CEO of the Company. “The new Senior Facility provides us access to additional low-cost capital and greater financial flexibility as we look to maximize long term shareholder value by remaining focused on delivering profitable growth through a combination of organic growth and strategic acquisitions intended to bring value to our strategic operating partners, shareholders and the end customers that we serve. Most recently, we have been delivering double digit organic growth in our Adjusted EBITDA, making focused technology investments in our SAP operating platform, completing green-field tuck-in acquisitions (Lomas Logistics -  April 2017) and converting agent station to company-owned stores (Dedicated Logistics Technologies - June 2017).  In addition, with the benefit of our new financing arrangements, we enjoy additional capacity to continue to execute on additional compelling acquisition opportunities while also preserving our ability to pursue other initiatives to unlock shareholder value, including opportunities to call our redeemable perpetual preferred stock and/or execute a buyback of our common stock, if either are warranted at the time.”

About Radiant Logistics, Inc.

Radiant Logistics, Inc. (www.radiantdelivers.com) is a third-party logistics and multimodal transportation services company delivering advanced supply chain solutions through a network of company-owned and strategic operating partner locations across North America. Through its comprehensive service offering, the Company provides domestic and international freight forwarding services, truck and rail brokerage services and other value-added supply chain management services, including customs brokerage, order fulfillment, inventory management and warehousing to a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to: trends in the domestic and global economy; our ability to attract new and retain existing agency relationships; acquisitions and integration of acquired entities; availability of capital to support our acquisition strategy; our ability to comply with financial covenants under our outstanding indebtedness; our ability to maintain and improve back office infrastructure and transportation and accounting information systems in a manner sufficient to service our revenues and network of operating locations; our ability to maintain and grow our revenues and operating margins in a manner consistent with recent operating results and trends; our ability to maintain positive relationships with our third-party transportation providers, suppliers and customers; outcomes of legal proceedings; competition; management of growth; potential fluctuations in operating results; and government regulation. More information about factors that potentially could affect our financial results is included Radiant Logistics, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

The use of proceeds under the Senior Facility described above reflect possible uses and are not guarantees of how the proceeds will be used, if at all. Any use of proceeds by the Company will be subject to, among other things, then applicable: industry conditions, competitive environment, operational performance, financial covenants within any outstanding indebtedness, contractual restrictions, and regulatory requirements.

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Investor Contact: Radiant Logistics, Inc Todd Macomber (425)943-4531 tmacomber@radiantdelivers.com	Media Contact: Radiant Logistics, Inc. Ryan McBride (425) 943-4533 rmcbride@radiantdelivers.com